EXHIBIT 16

PLS CPA, A PROFESSIONAL CORP. ♦ 4725 MERCURY STREET #210 ♦ SAN DIEGO ♦ CALIFORNIA 92111♦ ♦ TELEPHONE (858)722-5953 ♦ FAX (858) 858-761-0341 ♦ FAX (858) 433-2979 ♦ E-MAIL changgpark@gmail.com ♦

September 21, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: China Wuyi Mountain Ltd.

Dear Madame or Sir

On July 13, 2021 our appointment as auditor for China Wuyi Mountain Ltd., ceased. We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on September 21, 2021 regarding the change of auditors and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111